Exhibit 10.40
SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
STEELCASE INC.

          Non-employee directors are compensated annually as follows.
Annual Retainers

Type of Compensation	Director	Board Chair
Board Annual Retainer	$80,000	$150,000
Committee Chair Annual Retainers:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
          On January 29, 2009, the Company’s Board of Directors approved a 15% decrease in the annual board retainer of the Board Chair and the other non-employee members of the Company’s Board of Directors. These changes will take effect on March 1, 2009 for a period of one year and are as follows:
•	The annual retainer for the Board Chair will decrease from $150,000 to $127,500; and

•	The annual board retainer for the other non-employee directors will decrease from $80,000 to $68,000.
          Board annual retainers and committee chair annual retainers shall be paid on a quarterly basis in advance, 50% in cash and the remaining 50% in either:
•	A deemed investment in Steelcase Inc. Class A Common Stock under the Steelcase Inc. Non-Employee Director Deferred Compensation Plan; or

•	Steelcase Inc. Class A Common Stock issued under the Steelcase Inc. Incentive Compensation Plan.
          The stock or deemed investment shall be subject to the expectation that it will be held for the length of Board service.
          All shares granted to directors as part of their non-cash director compensation shall be granted in the form of Steelcase Inc. Class A Common Stock, pursuant to the Steelcase Inc. Incentive Compensation Plan. The number of shares of Class A Common Stock to be awarded shall be calculated using the Fair Market Value, as defined in the Steelcase Inc. Incentive Compensation Plan, of such shares on the date on which the quarterly payment is made.
Meeting Fees and Expenses
          Each director (including committee chairs but excluding the Board chair) will receive $1,500 per committee meeting attended, paid in cash. Additionally, all directors (including committee chairs and the Board chair) will be reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings, paid in cash.
Payments
          Payments (of cash and stock) shall be made on or about the 10th day of the month of March, September and December. June payments shall be deferred until and paid on or about the 30th of June, in order to accommodate the election of directors at the Steelcase Inc. Annual Shareholders Meeting.
Deferred Compensation Plan
          Each non-employee director can participate in the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on the Board of Directors. A participating director may elect to have the deferred amount deemed as an investment in Steelcase Inc. Class A Common Stock or invested in any of several investment funds.

Outside Director Benefit Plan
          Each non-employee director who is not a retiree of the Company is also eligible to participate in the Steelcase Benefit Plan for Outside Directors which provides health, vision and group travel accident benefits.
Employees and Officers
          Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.
          Last revised on January 29, 2009.

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